Exhibit 10.6
SIXTH AMENDMENT TO FOURTH AMENDED AND
RESTATED CREDIT AGREEMENT AND CONSENT
     THIS SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT (this “Amendment”) is entered into as of February 27, 2009 by and among each of the persons listed on the signature pages hereto as banks (the “Banks”), Crosstex Energy, L.P., a Delaware limited partnership (the “Borrower”), and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).
ARTICLE I
BACKGROUND
     A. The Banks, the Administrative Agent and the Borrower are parties to that certain Fourth Amended and Restated Credit Agreement dated as of November 1, 2005, as amended by the First Amendment dated as of February 24, 2006, the Second Amendment dated as of June 29, 2006, the Third Amendment dated as of March 28, 2007, the Fourth Amendment dated as of September 19, 2007 and the Fifth Amendment and Consent dated as of November 7, 2008 (as so amended, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein have the same meanings when used herein.
     B. The Borrower has requested, and the Majority Banks have agreed, to (1) consent to the modification of certain financial covenants under the Credit Agreement and (2) make certain additional amendments to the Credit Agreement as provided for herein.
     C. The Borrower intends to amend the Note Agreement in order to accomplish similar amendments to the Note Agreement.
ARTICLE II
AGREEMENT
     NOW THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the parties hereto covenant and agree as follows:
     Section 1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
     (a) Section 1.01 of the Credit Agreement is hereby amended by restating the following definitions to read in their entirety as follows:
     “Applicable Margin” means, as of any date of determination, the following percentages determined as a function of the Leverage Ratio for the Borrower and its Subsidiaries on a Consolidated basis:
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	Eurodollar Rate	Reference Rate	Commitment	Letter of Credit
Leverage Ratio	Advances	Advances	Fees	Fees
≥ 5.00	4.00%	3.00%	0.50%	4.00%
≥ 4.25 and < 5.00	3.50%	2.50%	0.50%	3.50%
≥ 3.75 and < 4.25	3.25%	2.25%	0.50%	3.25%
< 3.75	2.75%	1.75%	0.50%	2.75%
The foregoing ratio shall be determined from the Financial Statements of the Borrower and its Subsidiaries most recently delivered pursuant to Section 5.01(c) or Section 5.01(d) and certified to by a Responsible Officer in accordance with such Sections. Any change in the Applicable Margin shall be effective upon the date of delivery of the Financial Statements pursuant to Section 5.01(c) or Section 5.01(d), as the case may be, and receipt by the Administrative Agent of the compliance certificate required by such Sections. The Applicable Rate from the Sixth Amendment Effective Date until the next determination will be for the Leverage Ratio of greater than or equal to 5.00 to 1.00.
     “Asset Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property or any series of related dispositions of property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in which the property disposed either (a) generates EBITDA greater than or equal to 1% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d) or (b) has an aggregate book value greater than 1% of the book value of the Consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d); provided, that the term “Asset Disposition” shall not include any transaction permitted by (i) Section 6.04(a), (ii) the first $5,000,000 of Net Cash Proceeds received in any fiscal year of the Borrower or its Subsidiaries in the aggregate pursuant to Section 6.04(b), and (iii) Section 6.04(c), (d), (e), (f), (h) or (i).
     “Credit Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Letter of Credit Documents, any Interest Rate Contract between the Borrower or any Subsidiary and a Bank or an Affiliate thereof, any Hydrocarbon Hedge Agreement between the Borrower or any Subsidiary and a Bank or an Affiliate thereof which is a party to the Intercreditor Agreement, the Fee Letter, any Cash Management Agreement between the Borrower or any
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Subsidiary and a Cash Management Bank which is a party to the Intercreditor Agreement, and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Credit Document may be amended, modified, restated, or supplemented from time-to-time, provided, however, the definition of Credit Documents shall not include Hydrocarbon Hedge Agreements, Interest Rate Contracts or Cash Management Agreements for the purposes of Sections 7.03(c) and 9.01.
     “EBITDA” means, for the Borrower and its Subsidiaries on a Consolidated basis for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items for such period minus (c) to the extent included in determining Net Income, all noncash items increasing Net Income for such period plus (d) to the extent deducted in determining Net Income, Costs of Amendments. Notwithstanding the foregoing, the purchase price of commodity derivative instruments, net of all proceeds from the sale of such instruments, may be amortized over the remaining term of such instruments.
For purposes of calculating the Leverage Ratio and Interest Coverage Ratio, EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any permitted Acquisition occurring during the period commencing on the first day of such period to and including the date of such Acquisition (the “Reference Period”), as if such Acquisition occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated or to be generated by such acquired Person or by such acquired Property shall be determined in good faith by the Borrower based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower and its Subsidiaries in the operation of such acquired Person or acquired Property and non-personnel costs and expenses incurred by the Borrower and its Subsidiaries in the operation of the Borrower’s and its Subsidiaries’ business at similarly situated facilities of the Borrower or any of its Subsidiaries; provided, however, that such pro forma calculations shall be reasonably acceptable to the Administrative Agent if the Borrower does not provide the Administrative Agent with an Approved Consultant’s Report supporting such pro forma calculations.
For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio, EBITDA shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, EBITDA attributable to a particular asset subject to an Asset Disposition prepayment required by
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Section 2.04(b)(ii) after giving effect to such Asset Disposition occurring during the period commencing on the first day of such period to and including the date of such Asset Disposition (the “Asset Disposition Reference Period”), as if such Asset Disposition occurred on the first day of the Asset Disposition Reference Period.
Notwithstanding any provision of this Agreement which may otherwise be to the contrary, if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a Capital Lease, then, for all computations of EBITDA hereunder, such lease shall be treated as an operating lease and Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items, for all purposes of determining EBITDA under this Agreement for any period, shall be adjusted as though such lease was accounted for as an operating lease.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America, N.A. and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
Notwithstanding anything to the contrary contained herein, the Eurodollar Rate shall not be less than 2.75% per annum at any time.
     “Interest Charge Coverage Ratio” means, for the Borrower and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) EBITDA for the four-fiscal quarter period then ended to (b) Cash Interest Expenses for the four-fiscal quarter period then ended.
     “Interest Expense” means, for the Borrower and its Subsidiaries determined on a Consolidated basis, for any period, the total interest, letter of credit fees, and other fees incurred in connection with any Debt for such period (excluding all Costs of Amendments), whether paid or accrued,
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including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined in conformity with GAAP. For purposes of calculating the Interest Charge Coverage Ratio, Interest Expense shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, the amount of interest incurred by the Borrower in connection with (a) Advances that have been prepaid pursuant to Section 2.04(b)(ii) and (b) the principal amount of Notes that have been prepaid pursuant to paragraph 4A(ii)(a) of the Note Agreement, in both instances, during the period commencing on the first day of such period to and including the date of such prepayment.
     “Leverage Ratio” means, for the Borrower and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Funded Debt for the Borrower and its Subsidiaries on a Consolidated basis as of the end of such fiscal quarter to (b) EBITDA for the four fiscal quarters then ended, provided, however, the outstanding principal amount of the PIK Notes and the incurrence of any obligation to pay the Leverage Fee and the Noteholder Leverage Fee shall not be included in the definition of Funded Debt for the calculation of the Leverage Ratio.
     “Material Subsidiary” shall mean a Subsidiary of the Borrower having: either (a) 1% or more of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d); or (b) 1% of the book value of the Consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d); provided, however, to the extent that executing a Guaranty would result in adverse tax consequences with respect to any non-operating Subsidiary existing prior to the Sixth Amendment Effective Date (as reasonably determined by the Borrower), such non-operating Subsidiary shall not be considered a “Material Subsidiary” unless such non-operating Subsidiary has (i) 5% or more of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d) or (ii) 5% of the book value of the Consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d).
     “Obligations” shall mean all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower or any Subsidiary, including, without limitation, default interest, interest accruing at the then applicable rate provided in this Agreement after the maturity of the loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in
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bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, the Credit Agreement or any other Credit Document, any promissory notes given under the Credit Agreement or any other document made, delivered or given in connection therewith, whether on account of principal (including amounts of cash required to be deposited, pursuant to the Credit Documents, with the Administrative Agent or any Bank on account of drawn or undrawn letters of credit), interest, premium, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Banks that are required to be paid by the Debtor Parties pursuant to the terms of the Credit Documents or this Agreement).
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries, in which the subject property either (a) generates EBITDA greater than or equal to 1% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d) or (b) has an aggregate book value greater than 1% of the book value of the consolidated assets of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.01(c) or (d).
     “Reference Rate” means for any day a fluctuating rate per annum equal to the highest of the following, in each case, to the extent determinable by the Administrative Agent: (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day, provided however, if such Eurodollar Rate is less than 2.75%, such rate shall be 2.75%, plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
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     “Reinvestment Event” means any Recovery Event in respect of which a Reinvestment Notice has been delivered.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire assets useful in its business and/or to repair Property, as applicable.
     (b) Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms to Section 1.01 in alphabetical order:
     “Arkoma Sale” means the transactions contemplated by that certain Asset Purchase Agreement dated as of February 9, 2009, among Producers Gas Gathering, JV, Crosstex Arkoma, LLC, and Crosstex Energy Services, L.P.
     “Capital Assets” means, with respect to any Person, all equipment, fixed assets and real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any Capital Asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price (or, if such Capital Asset has already been purchased, the fair market value) of any Capital Asset that is traded in, swapped or exchanged for any existing Capital Asset or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such Capital Asset for the Capital Asset being traded in at such time or the amount of such insurance proceeds, as the case may be.
     “Cash Interest Expense” means, for the Borrower and its Subsidiaries determined on a Consolidated basis, for any period, Interest Expense for such period, less, to the extent included in the calculation of Interest Expense, the sum of (a) the principal amount of the PIK Notes (to the extent attributable to interest for such period) and interest on the PIK Notes, (b) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Subsidiaries, and (c) the incurrence of any obligation to pay the Leverage Fee and the Noteholder Leverage Fee.
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     “Cash Management Accounts” has the meaning specified in Section 5.20(a).
     “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement is a Bank or an Affiliate of a Bank and is or becomes a party to the Intercreditor Agreement, in its capacity, as a party to such Cash Management Agreement; provided, however, that if such Person ceases to be a Bank or an Affiliate of a Bank, such Person shall no longer be a “Cash Management Bank”.
     “Costs of Amendments” means all upfront, consent, legal, professional and advisory fees paid by the Borrower (whether or not incurred by the Borrower) in connection with the negotiation and execution, delivery and performance of the Borrower’s obligations under (a) each amendment to this Agreement executed on or prior to the Sixth Amendment Effective Date, among the Borrower, the Banks party thereto, and the Administrative Agent and (b) each amendment to the Note Agreement executed on or prior to the Sixth Amendment Effective Date, among the Borrower, the Guarantors and the holders of the Note Obligations party thereto.
     “ECF Capital Expenditures” means, for any period, without duplication, the sum of all expenditures made by the Borrower and its Subsidiaries during such period for Capital Assets, but excluding (a) any such expenditures financed with Excess Proceeds and (b) expenditures made with amounts paid to the Borrower and its Subsidiaries by third parties aiding in construction for such Capital Assets. For the sake of clarity, amounts paid to the Borrower and its Subsidiaries by third parties aiding in construction for Capital Assets that have not been expended in construction for such Capital Assets shall not be included in the calculation of ECF Capital Expenditures.
     “Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) EBITDA for such fiscal year (without giving effect to any pro forma adjustments made to EBITDA as a result of Acquisitions or Asset Dispositions) over (b) the sum (for such fiscal year), without duplication, of (i) Cash Interest Expense, (ii) scheduled principal repayments on the Note Obligations and scheduled principal repayments and amortization of Debt permitted by Section 6.02(f), to the extent actually made, (iii) all taxes actually paid in cash by the Borrower and its Subsidiaries during such fiscal year (excluding items included in this calculation during the prior year as a reserve) or that will be paid within
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six months after the end of such fiscal year and for which reserves have been established, (iv) all prepayments of Debt made by the Borrower pursuant to Section 2.03 in amounts equal to the corresponding Commitment reductions in connection with such prepayments, (v) ECF Capital Expenditures actually made by the Borrower and its Subsidiaries as permitted hereunder, but excluding any such ECF Capital Expenditures made in such fiscal year where a certificate in the form contemplated by the following clause, (vi) was previously delivered, and (vi) ECF Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such fiscal year, become obligated to make but that are not made during such fiscal year, provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such fiscal year, signed by a Responsible Officer and certifying that such ECF Capital Expenditures were made during such 90-day period and were not financed with Excess Proceeds.
     “Excess Proceeds” shall mean the Net Cash Proceeds and Equity Issuance Proceeds (as applicable) that are not required to be applied as prepayments of (a) Advances under Section 2.04(b)(iii) and (iv) or (b) the Note Obligations under the Note Agreement.
     “Hydrocarbon Cash Collateral” means the amount of cash and Permitted Investments pledged and deposited with or delivered to a Person by the Borrower or any Subsidiary as collateral for obligations of the Borrower or any Subsidiary under any Hydrocarbon Hedge Agreements.
     “Leverage Fee” has the meaning specified in Section 2.04(b)(vii).
     “Maximum Cash Balance” has the meaning specified in Section 5.20(b).
     “Minimum Quarterly Distributions” shall have the meaning set forth in Section 1.1 of the Borrower Partnership Agreement.
     “Newly Acquired Real Property Report” has the meaning specified in Section 5.01(n).
     “Noteholder Leverage Fee means “Leverage Fee” as defined in the Note Agreement.
     “PIK Notes” means “PIK Notes” as defined in the Note Agreement.
     “Sixth Amendment Effective Date” means February 27, 2009.
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     (c) Section 1.01 of the Credit Agreement is hereby amended by deleting the following defined terms:
     “Acquisition Adjustment Period”
     “Scheduled Completion Date”
     “Senior Leverage Ratio”
     (d) Section 2.03(c) of the Credit Agreement is hereby added in its entirety to read as follows:
     (c) The aggregate Commitments shall be permanently reduced on the dates and in the amounts set forth on the grid below:

Effective Date of	Amount of
Permanent Reduction	Permanent Reduction
of Commitment	of Commitment
March 1, 2009	$1,764,706
April 1, 2009	$588,235
June 1, 2009	$1,764,706
July 1, 2009	$588,235
September 1, 2009	$1,764,706
October 1, 2009	$588,235
December 1, 2009	$1,764,706
January 1, 2010	$588,235
March 1, 2010	$1,764,706
April 1, 2010	$588,235
June 1, 2010	$1,764,706
June 18, 2010	$15,000,000
July 1, 2010	$588,235
June 18, 2011	$15,000,000

Total	$44,117,646

     (e) Section 2.04(b) of the Credit Agreement is hereby restated in its entirety as follows:
     (b) Mandatory.
     (i) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.03 or if for any reason the outstanding amount of Advances plus the Letter of Credit Exposure exceeds the aggregate Commitments then in effect, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances and/or Cash Collateralize the Letter of Credit Obligations to the extent, if any,
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that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the aggregate Commitments.
     (ii) Asset Disposition. Upon the occurrence of any Asset Disposition or any Recovery Event (except (A) to the extent that a Reinvestment Notice shall be delivered in respect of such Recovery Event or (B) with respect to cash receipts in the ordinary course of business of the applicable recipient), then on the date of receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds related thereto, the Advances shall immediately be prepaid by an amount equal to the amount of such Net Cash Proceeds (except to the extent such Net Cash Proceeds are otherwise required by the Note Agreement to be applied to the ratable prepayment of the Note Obligations); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Advances shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event (except to the extent such Reinvestment Prepayment Amount is otherwise required by the Note Agreement to be applied to the ratable prepayment of the Note Obligations). For purposes of calculating the Net Cash Proceeds received from an Asset Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Asset Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Advances pursuant to this Section until received by the applicable Person. The provisions of this Section do not constitute consent to the consummation of any Asset Disposition not permitted by Section 6.04. To the extent that the Borrower or applicable Subsidiary receives proceeds from any Recovery Event in excess of $10,000,000, such proceeds shall be maintained by the Collateral Agent as Cash Collateral for the Obligations and the Noteholder Obligations (in substantially the manner set forth in Section 2.13(g), with such funds being promptly released to the Borrower as funds are needed for reinvestment as a result of such Recovery Event) until a Reinvestment Prepayment Date has occurred.
     (iii) Debt Issuance. If any Debt for borrowed money shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Debt incurred in accordance with Section 6.02(a), (b), (c), (d), (e), (f), (h), and (j)), then on the date of such issuance or incurrence, the Advances shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, except to the extent that such Net Cash Proceeds are otherwise required by the Note Agreement to be applied to the ratable prepayment of the Note Obligations. The
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provisions of this Section do not constitute consent to the issuance or incurrence of any Debt by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.
     (iv) Equity Issuance. If the Borrower or any Subsidiary issues any Equity Interests, then Equity Issuance Proceeds received by the Borrower or any of its Subsidiaries shall be immediately applied to prepay the Advances on the date such Equity Issuance Proceeds are received provided, however, the Borrower shall not nor will it permit any Subsidiary to issue any Equity Interest if a Default shall be existing immediately after giving effect thereto or would result therefrom.
     (v) Accrued Interest. Each prepayment under this Section 2.04(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment.
     (vi) Permanent Commitment Reduction. At 5:00 pm on the date any mandatory prepayment under Section 2.04(b)(ii) (as a result of an Asset Disposition), 2.04(b)(iii), 2.04(b)(iv) or 2.04(b)(viii) becomes due and owing, the aggregate Commitments shall be automatically and permanently reduced by the applicable amount set forth in the grid below. Notwithstanding anything to the contrary contained herein, no reductions in the aggregate Commitments shall affect the availability or maximum amount of Letters of Credit in Section 2.13.

	Asset Dispositions and
	Excess Cash Flow	Debt	Equity
Leverage Ratio (giving pro forma effect to such transaction and the use of proceeds thereof for each proportional level of Leverage Ratio)	Permanent Commitment reduction equals product of (x) amount of Advances required to be prepaid under Section 2.04(b)(ii) and (viii) (as applicable) and (y) the applicable percentage set forth below	Permanent Commitment reduction equals (x) product of the applicable percentage set forth below and the Net Cash Proceeds of the Debt issuance minus (y) amount of Note Obligations prepaid under paragraph 4A(ii)(c) of the Note Agreement	Permanent Commitment reduction equals (x) product of the applicable percentage set forth below and the amount of Advances required to be prepaid under Section 2.04(b)(iv) minus (y) amount of Note Obligations prepaid under paragraph 4A(ii)(d) of the Note Agreement
≥4.50	100%	100%	50%
≥3.50 and < 4.50	100%	50%	25%
< 3.50	100%	0%	0%
     (vii) Leverage Fee. The Borrower shall either make prepayments under this Agreement resulting in corresponding
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Commitment reductions in accordance with Section 2.03(a) or 2.04(b)(vi) (other than as a result of Section 2.04(b)(viii)), as applicable, and the Note Obligations under the Note Agreement (not including any Yield-Maintenance Amounts as defined therein) in at least the cumulative amounts and on or before the dates set forth on the grid below or incur a leverage fee equal to the product of aggregate Commitments in effect on the date set forth on the grid below and the applicable percentage set forth on the grid below (collectively, the “Leverage Fee”). In the event that any voluntary prepayment is made pursuant to Section 2.04(a) in satisfaction of this Section 2.04(b)(vii), then the Borrower shall also permanently reduce the aggregate Commitments under Section 2.03(a) in an amount equal to such voluntary prepayment. Notwithstanding anything to the contrary contained herein, payments made and corresponding Commitment reductions related thereto under Section 2.03(c) and 2.04(b)(viii) or the payment of scheduled amortization of the Note Obligations shall not be included to determine Borrower’s compliance with this Section 2.04(b)(vii). Such Leverage Fee shall be fully earned on the date indicated but shall be due and payable on the earlier of (a) Termination Date or (b) the Obligations are refinanced, whether by amendment and restatement or otherwise.

		Leverage Fee Payable
	Cumulative Prepayments	Under this Agreement
	Under this Agreement and	(based on the aggregate
Period Ending	Note Agreement	Commitments)
September 30, 2009	$100,000,000	1.00%
December 31, 2009	$200,000,000	1.00%
March 31, 2010	$300,000,000	2.00%
     To the extent that a consent from the Banks is necessary in order to permit a certain Asset Disposition for which the Net Cash Proceeds are to be included in the calculation of cumulative prepayments required hereunder, the Banks shall not charge a fee provided, however, such agreement not to charge a consent fee shall be limited to specific consents for which the sole purpose is to permit such Asset Disposition.
     (viii) Excess Cash Flow. Within 90 days after the end of each of the fiscal years of the Borrower ending on December 31, 2009 and December 31, 2010, the Borrower shall prepay an amount initially equal to (A) if the Leverage Ratio is greater than or equal to 4.50 to 1.00, 75% of the Excess Cash Flow at such fiscal year end or (B) if the Leverage Ratio is less than 4.50 to 1.00, 50% of the Excess Cash Flow at such fiscal year end.
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Each such prepayment shall be applied first to the Advances (except to the extent that such amount of Excess Cash Flow are otherwise required by the Note Agreement to be applied to the ratable prepayment of the Note Obligations) and second to Cash Collateralize all outstanding Letters of Credit. Any amount remaining after the prepayment of the Advances, the Note Obligations, and to Cash Collateralize Letters of Credit in accordance with the terms herein and the Note Agreement may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any Subsidiary) to reimburse the Issuing Bank or the Banks, as applicable.
     (f) Section 2.08(e) is hereby added to the Credit Agreement to read in its entirety as follows:
     (e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Majority Banks determine in good faith that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Banks, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Bank under any other provision of this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of the aggregate Commitments and the repayment of all other Obligations hereunder.
     (g) Section 2.13(a)(ii)(A) of the Credit Agreement is hereby restated in its entirety as follows:
     (A) unless such issuance, increase, or extension would not cause the Letter of Credit Exposure to exceed the lesser of (i) $300,000,000 minus the aggregate amount of all then existing Hydrocarbon Cash Collateral and (ii) the aggregate Commitments less the aggregate outstanding principal amount of all Advances;
     (h) Section 2.15 of the Credit Agreement is hereby deleted in its entirety.
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     (i) The penultimate sentence in Section 4.05 of the Credit Agreement is hereby restated in its entirety as follows:
     Since September 30, 2008, no Material Adverse Effect has occurred.
     (j) Section 3.02(a) of the Credit Agreement is hereby amended to delete the “and” at the end thereof.
     (k) Section 3.02(b) of the Credit Agreement is hereby amended to delete the “.” at the end thereof and replace it with “; and”.
     (l) Section 3.02(c) of the Credit Agreement is hereby added to read in its entirety as follows:
     (c) after giving effect to the receipt of the proceeds of the requested Borrowing and the anticipated cash receipts and cash uses of the Borrower and its Subsidiaries on the date of the applicable Borrowing and the next Business Day, the aggregate balances in the Cash Management Accounts on such next Business Day shall not be in excess of $25,000,000.
     (m) The introductory language of Section 5.01 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 5.01. Reporting Requirements. The Borrower will furnish to the Administrative Agent:
     (n) Section 5.01(b) of the Credit Agreement is hereby restated in its entirety as follows:
     (b) Monthly Financials. As soon as available and in any event within 35 days after the end of each month of each calendar year, commencing with the month ending February 28, 2009, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and unaudited Consolidated statements of operations, changes in partners’ capital and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the preceding fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the actual to budgeted performance, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer, chief accounting officer or Vice President — Finance of the Ultimate General Partner as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto.
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     (o) Section 5.01(l) of the Credit Agreement is hereby amended to delete the “and” at the end thereof.
     (p) Section 5.01(m) of the Credit Agreement is hereby amended to delete the “.” at the end thereof and replace it with “;”.
     (q) Section 5.01(n) of the Credit Agreement is hereby added to read in its entirety as follows:
     (n) Interests in Real Property. As soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2009, a summary of substantially all new real property interests (including owned and leased properties, easements and other property interests) acquired and recorded by the Borrower or any Subsidiary (“Newly Acquired Real Property Report”) during the preceding fiscal quarter;
     (r) Section 5.01(o) of the Credit Agreement is hereby added to read in its entirety as follows:
     (o) Capital Expenditures. As soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2009, a report detailing Capital Expenditures (i) actually made during such fiscal year of the Borrower compared to the budgeted amount therefor and (ii) projected for the remainder of such fiscal year;
     (s) Section 5.01(p) of the Credit Agreement is hereby added to read in its entirety as follows:
     (p) Annual Budget. As soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, prepared on a basis consistent with past practices, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent;
     (t) Section 5.01(q) of the Credit Agreement is hereby added to read in its entirety as follows:
     (q) 13 Week Cash Flow Budget and Monthly Operating Report. As soon as available, but in any event within 35 days after the end of each calendar month, (i) a rolling 13-week cash flow budget in form mutually satisfactory to the Administrative Agent and the Borrower, including forecasts of receipts and disbursements prepared by management of the Borrower and a comparison of actual to budgeted performance and (ii) a report of key operating metrics in form mutually satisfactory to the Administrative Agent and the Borrower; and
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     (u) Section 5.01(r) of the Credit Agreement is hereby added to read in its entirety as follows:
     (r) Post-Closing Report. Within 90 days after the Sixth Amendment Effective Date, a report on the progress of completing the post-closing requirements set forth in Section 5.21.
     (v) Section 5.01 of the Credit Agreement is hereby amended by deleting the last paragraph thereof in its entirety.
     (w) Section 5.13 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 5.13. Use of Proceeds. The proceeds of Advances will be used by the Borrower (a) to refinance existing Debt to the extent not prohibited hereunder, (b) for Capital Expenditures to the extent permitted by Section 6.12, (c) for working capital, including the issuance of Letters of Credit, (d) to fund Minimum Quarterly Distributions and Quarterly Distributions to the extent permitted by Section 6.06, (e) to pay fees, costs and expenses owed pursuant to this Agreement, (f) as Hydrocarbon Cash Collateral; provided, however, Hydrocarbon Cash Collateral shall not (i) be provided to any Person other than to secure or support trading on the New York Mercantile Exchange and (ii) exceed $50,000,000 at any time outstanding and (g) for other general partnership purposes. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of the Borrowings will be used to purchase or carry any margin stock in violation of Regulations T, U or X.
     (x) Section 5.17 of the Credit Agreement is hereby added in its entirety to read as follows as follows:
     Section 5.17. Newly Acquired Real Property. Within 90 days (or such longer period as permitted by the Collateral Agent in its sole discretion) after each Newly Acquired Real Property Report is due but in any event within 180 days after each Newly Acquired Real Property Report is due, the Collateral Agent shall have received deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably satisfactory to the Collateral Agent and its counsel, covering all real property interests owned by the Borrower and each Guarantor as reflected on the Newly Acquired Real Property Report (other than any such real property that the Collateral Agent and Majority Banks determine a perfected Lien is unnecessary due to the cost in relation to the benefit; provided, however, that such determination by the Majority Bank(s) shall not be required so long as the aggregate amount of the cost of all real property with respect to which the Collateral Agent has
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determined under this Section 5.17 a lien is unnecessary does not exceed $5,000,000), duly executed by the Borrower or such Subsidiary.
     (y) Section 5.18 of the Credit Agreement is hereby added in its entirety to read as follows:
     Section 5.18. Quarterly Update Calls. The Borrower shall have a periodic update call with the Administrative Agent and the Banks within 45 days after the last Business Day of each fiscal quarter of the Borrower (or at another time reasonably requested by the Administrative Agent) to discuss matters reasonably requested by the Administrative Agent and the Banks including but not limited to progress updates on the Borrower’s strategic alternatives.
     (z) Section 5.20 of the Credit Agreement is hereby added in its entirety to read as follows:
     Section 5.20. Deposit Accounts, Disbursement Accounts and Other Cash Management Accounts. (a) The Borrower shall and cause its Subsidiaries to maintain its deposit accounts, disbursement accounts and other cash management accounts (collectively, the “Cash Management Accounts”) with a Bank or an Affiliate of a Bank, provided, however, to the extent that a Cash Management Account is with a Bank or an Affiliate of a Bank that ceases to be a party to the Credit Documents, the Borrower shall cause such account to be transferred to another Bank or closed within 30 days.
     (b) The Borrower and its Subsidiaries shall not maintain cash balances for longer than 5 consecutive Business Days in excess of $25,000,000 in the aggregate in their Cash Management Accounts (the “Maximum Cash Balance”). Any amounts in excess of the Maximum Cash Balance after 5 consecutive Business Days shall be immediately paid by the Borrower to the Advances (without a corresponding Commitment reduction).
     (aa) Section 5.21 of the Credit Agreement is hereby added in its entirety to read as follows:
     Section 5.21. Post-Closing Covenants for Sixth Amendment.
     (a) Within 90 days (or such longer period as permitted by the Collateral Agent in its sole discretion) after the Sixth Amendment Effective Date, but in any event within 180 days after the Sixth Amendment Effective Date, the Borrower shall deliver to the Collateral Agent the following:
     (i) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably
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satisfactory to the Collateral Agent and its counsel, and covering all unencumbered property interests held by the Borrower and each Guarantor as reflected on the Perfection Certificate (other than any such real property that the Collateral Agent and Majority Banks determine a perfected Lien is unnecessary due to the cost in relation to the benefit; provided, however, that such determination by the Majority Bank(s) shall not be required so long as the aggregate amount of the cost of all real property with respect to which the Collateral Agent has determined under this Section 5.21(a)(i) a lien is unnecessary does not exceed $10,000,000), duly executed by the Borrower or such Guarantor;
     (ii) account control agreements in form reasonably satisfactory to the Collateral Agent and duly executed by the appropriate parties with respect to each deposit account and each securities account of the Borrower and each Subsidiary that is not already the subject to an account control agreement in favor of the Collateral Agent; and
     (iii) evidence that all insurance required to be maintained pursuant to the Credit Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Banks, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Borrower and its Subsidiaries that constitute Collateral.
     (b) Within 45 days after the Sixth Amendment Effective Date, the Borrower shall deliver to the Collateral Agent, a complete and duly executed updated Perfection Certificate in form and substance reasonably satisfactory to counsel to the Administrative Agent.
     (bb) Sections 6.01 through 6.04 of the Credit Agreement are hereby restated in their entirety as follows:
     Section 6.01. Liens, Etc. The Borrower will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien, or enter into any agreement with any other Person not to create any Lien, on or with respect to any of its properties of any character (including accounts receivable) whether now owned or hereafter acquired, or sign or file, or permit any Subsidiary to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any Subsidiary as debtor (except in connection with true leases), or sign, or permit any Subsidiary to sign, any security agreement authorizing any secured party thereunder to file such a financing statement (except in connection with true leases), excluding, however, from the operation of the foregoing restrictions the following:
     (a) Liens created by the Security Documents;
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     (b) Permitted Liens;
     (c) Liens securing obligations of such Person as lessee under Capital Leases permitted by Section 6.02(f);
     (d) purchase-money Liens on property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition thereof (or at the time the Borrower acquires the Subsidiary owning such property), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) no such Lien may extend to or cover any property other than the property being acquired and improvements and accessions thereto and proceeds thereof, (ii) no such renewal or refinancing may extend to or cover any property not previously subject to the Lien being renewed or refinanced, (iii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iv) the aggregate principal amount of Debt at any time outstanding secured by such Liens may not exceed the amount permitted by paragraph 6.02(f);
     (e) the negative pledge contained in the Note Agreement and the negative pledge contained in any agreement, instrument or document executed at any time in connection with Debt permitted by Section 6.02(k); provided, however that any such negative pledge in connection with Debt permitted by Section 6.02(k) shall not place any restriction on the creation or existence of any Lien now or hereafter securing the Obligations or, as a result of the creation or existence of any Lien securing the Obligations, cause or require the creation of any Lien securing such Debt;
     (f) options, put and call arrangements, rights of first refusal, setoff rights and customary limitations and restrictions constituting negative pledges contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co owners’ agreements, and similar conveyances and agreements to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held or materially impair the value of such Property subject thereto;
     (g) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary with respect to obligations (other than Debt for borrowed money) that do not exceed $10,000,000 at any one time outstanding;
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     (h) licenses or leases or subleases as licensor, lessor or sublessor of any of its Property, including intellectual property, in the ordinary course of business;
     (i) Liens represented by the escrow of cash or Permitted Investments securing the obligations of the Borrower or any Subsidiary under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of the Borrower or such Subsidiary to the seller of such Property, provided that such acquisition is permitted pursuant to the terms of this Agreement;
     (j) any Lien permitted by any Mortgage;
     (k) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the disposition of such asset is permitted pursuant to the terms of this Agreement;
     (l) the negative pledge contained in the Promissory Note of Crosstex Louisiana Energy, L.P. dated April 2, 2004, payable to the order of Borrower; and
     (m) Liens on any Hydrocarbon Cash Collateral permitted under Section 5.13(f).
     Section 6.02. Debt. The Borrower will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt other than the following:
     (a) Debt under the Credit Documents;
     (b) Debt existing on the date of this Agreement and described in Schedule 6.02, including renewals and refinancings of such Debt, so long as the principal amount thereof is not increased (other than to pay any associated premiums, fees and expenses);
     (c) Debt under one or more Interest Rate Contract or Hydrocarbon Hedge Agreement (provided that the parties to this Agreement hereby agree that the obligations of the Borrower to the Banks in respect of any Interest Rate Contract or Hydrocarbon Hedge Agreement are secured by the Security Documents, but only, with respect to each such Bank, if and so long as such Bank remains a Bank);
     (d) Debt in respect of endorsement of negotiable instruments in the ordinary course of business;
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     (e) Debt between the Borrower and any Subsidiary or between Subsidiaries, provided that (i) such Debt is noted on the books and records of the Borrower and its Subsidiaries and (ii) in the case of any Debt owed by the Borrower to any Subsidiary that is not a Guarantor, such Debt is subordinated to the Obligations of the Borrower under the Credit Documents on terms and conditions, and pursuant to documentation, in form and substance satisfactory to the Administrative Agent in its sole reasonable discretion;
     (f) Debt in respect of Capital Leases and Debt secured by Liens permitted by Section 6.01(d) not exceeding $70,000,000 in aggregate amount equivalent to principal at any time outstanding;
     (g) [Intentionally Omitted];
     (h) if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a Capital Lease, then, any such Debt which may be attributable to the Eunice Lease Documents;
     (i) unsecured Debt in addition to Debt otherwise permitted herein, not exceeding $30,000,000 in aggregate principal amount at any time outstanding, provided that if such Debt is issued or incurred on or after the Sixth Amendment Effective Date, such Debt has been issued or incurred by the Borrower or a Subsidiary that is a Guarantor;
     (j) Debt under the Note Agreement in an aggregate principal amount not to exceed $480,000,000 (not including the amount of any PIK Notes) as such amount shall be reduced by the scheduled amortization repayments of principal; and
     (k) unsecured Funded Debt of the Borrower and/or a Finance Entity and/or any unsecured guaranty by the Borrower or any Guarantor of such Funded Debt of the Borrower or any Affiliate of the Borrower; provided that (i) the Borrower is in compliance with Section 6.14 immediately after giving effect to the incurrence of any such Funded Debt or guaranty determined based upon the outstanding amount of Funded Debt of the Borrower and its Subsidiaries on a Consolidated basis immediately after giving effect to such incurrence, EBITDA for the four fiscal quarters most recently ended on or before the date of such incurrence and the maximum Leverage Ratio allowed as of the end of the fiscal quarter most recently ended on or prior to the date of such incurrence (and in the case of any guaranty of Funded Debt of the Borrower or any other Affiliate of the Borrower, the aggregate amount of such Funded Debt so guaranteed shall be “Funded Debt” of the Borrower for purposes of calculating the Leverage Ratio), (ii) such Funded Debt does not impose any financial or other “maintenance” covenants on the Borrower or any of the Subsidiaries that are more onerous than the
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covenants set forth in this Agreement, (iii) such Funded Debt shall not require any scheduled payment on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) prior to the Termination Date and (iv) such Funded Debt shall contain terms and conditions that are customary for such transactions.
     Section 6.03. Mergers, Acquisitions, Etc. The Borrower will not merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to, or enter into any Acquisition, or permit any Subsidiary to do any of the foregoing, except for the following:
     (a) so long as no Default has occurred and is continuing or would be caused thereby, the Borrower or any Subsidiary may make any Acquisition whereby the sole cash compensation paid by the Borrower or any Subsidiary for such Acquisition is made from Excess Proceeds; provided, however, that any such Acquisition shall be permitted only if, (i) before the effectiveness of such Acquisition and to the extent required by the Majority Banks, the Borrower delivers to the Collateral Agent (A) guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements and UCC terminations, duly executed by the parties thereto, in form and substance satisfactory to the Collateral Agent and accompanied by UCC searches, title investigations and legal opinions (except with respect to priority) demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Collateral Agent will have an Acceptable Security Interest on the Property to be acquired and (B) evidence of company authority to enter into and environmental assessments with respect to such Acquisition; (ii) the Borrower or such Guarantor is the acquiring or surviving entity; (iii) no Default or Event of Default exists and the Acquisition would not reasonably be expected to cause a Default or Event of Default; (iv) after giving effect to such Acquisition on a pro forma basis, the Borrower would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Sections 6.13 and 6.14 as of the end of the most recent fiscal quarter, (v) the acquisition target is in the same or similar line of business as Borrower and its Subsidiaries, and (vi) the terms of Section 6.10 are satisfied;
     (b) so long as no Default has occurred and is continuing or would be caused thereby, any Subsidiary may sell or otherwise transfer all of its Property to, or merge into or consolidate with, any other Subsidiary or the Borrower; provided, however, that any such disposition, merger or consolidation shall be permitted only if, before the effectiveness of such disposition, merger or consolidation and to the extent reasonably required
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by the Administrative Agent, the Borrower delivers to the Collateral Agent documents of the type described in the proviso to clause (a) above;
     (c) so long as no Default has occurred and is continuing or would be caused thereby, any Subsidiary of the Borrower may sell or otherwise transfer all of its Property to, or merge into or consolidate with, any other Person so long as such transaction is not prohibited by Section 6.04;
     (d) any Subsidiary of the Borrower may dissolve so long as all of its Property is distributed to the Borrower or a Subsidiary; provided that if such dissolving Subsidiary is a Guarantor, all of its Property shall be distributed to the Borrower or another Guarantor;
     (e) the Borrower and its Subsidiaries may acquire Property in the ordinary course of business;
     (f) the El Paso Acquisition; and
     (g) so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may merge with or consolidate with any other Person, provided, however, that such merger or consolidation shall be permitted only if, (i) the Borrower is the surviving entity of such merger or consolidation, (ii) no Change of Control results therefrom, (iii) immediately after giving effect to such merger or consolidation, the Leverage Ratio and the Interest Charge Coverage Ratio shall not be negatively impacted, (iv) the Collateral Agent will have an Acceptable Security Interest in all of the Collateral and each Guarantor will remain a Guarantor of the Obligations (unless such Guarantor is dissolved or merged into another Guarantor in connection with such transaction as otherwise permitted by this Section 6.03), and (v) the result of such merger taken as a whole will not be materially adverse to the interests of the Banks; provided, however, if as a result of such transaction the Borrower’s entity type (e.g., corporation, partnership, limited liability company or other) or tax nature changes (A) the Borrower shall deliver to the Banks such opinions of counsel and corporation, limited liability company or partnership documents in connection therewith as the Majority Bank(s) may reasonably request and (B) the Borrower and the Banks agree that this Agreement will be amended in a manner reasonably satisfactory to the Majority Banks(s) (x) to make appropriate changes to reflect any changes to the entity type and/or tax nature of the Borrower while preserving the substance and terms of this Agreement and (y) without the payment of a consent fee or other fee with respect solely to the amendments to this Agreement specified in clause (x).
     Section 6.04. Sales, Etc. of Property. The Borrower will not sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell,
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lease, transfer or otherwise dispose of, any of its Property, except for the following:
     (a) sales of inventory in the ordinary course of business;
     (b) sales, leases, transfers and other dispositions in the ordinary course of business of worn out or other Property that is no longer useful in the conduct of the business of the Borrower or any Subsidiary;
     (c) liquidations or other dispositions of cash and Permitted Investments;
     (d) so long as no Default has occurred and is continuing or would be caused thereby, sales and other transfers of Property from the Borrower or any Subsidiary to the Borrower or to any other Subsidiary; provided, however, that any such sale or other transfer of real property or equity interests shall be permitted only if, before the effectiveness of such sale or other transfer and to the extent required by the Majority Banks, the Borrower delivers to the Collateral Agent documents of the type described in the proviso to Section 6.03(a);
     (e) sales of Property resulting from the condemnation thereof;
     (f) sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof;
     (g) so long as no Default has occurred and is continuing or would be caused thereby, sales, leases, transfers and other dispositions of Property for consideration not exceeding $10,000,000 in the aggregate in any fiscal year of the Borrower (such amount not to include the proceeds of the Arkoma Sale, any sale, lease, or transfer permitted in clause (h) herein after the Sixth Amendment Effective Date, or other disposition permitted by any of the other provisions of this Section 6.04), provided that the Net Cash Proceeds thereof are used to prepay the Advances to the extent required by Section 2.04(b);
     (h) sales or transfers of new equipment by the Borrower or any Subsidiary in the ordinary course of business consistent with historical practice to any Person whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as such new equipment sold or transferred; and
     (i) relatively contemporaneous like-kind exchanges in the ordinary course of business and consistent with historical practice not to exceed $10,000,000 in the aggregate in any fiscal year.
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     (cc) Section 6.06 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 6.06. Distributions, Etc. The Borrower will not pay any management fee or similar fee of any sort to any Affiliate thereof or to any other Person, declare or pay any dividends or distributions, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests or any warrants, rights or options to acquire such equity interests, now or hereafter outstanding, return any capital to its equity-holders as such, or make any distribution of Property, equity interests, warrants, rights, options, obligations or securities to its equity-holders as such, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire for value any equity interests in the Borrower or any warrants, rights or options to acquire such equity interests or to pay any such fee, except for the following:
     (a) the Borrower and any Subsidiary may pay any management fee or similar fee of any sort to any Affiliate of the Borrower or its Subsidiaries pursuant to the Borrower Partnership Agreement, the CESL Partnership Agreement or the Omnibus Agreement;
     (b) provided that no PIK Notes are outstanding and no Default has occurred and is continuing or would be caused thereby (i) so long as the Leverage Ratio is less than 4.25:1.00 but greater than or equal to 4.00:1.00 (after giving pro forma effect to such Minimum Quarterly Distributions described hereunder), the Borrower may declare and pay Minimum Quarterly Distributions and (ii) so long as the Leverage Ratio is less than 4.00:1.00 (after giving pro forma effect to such Quarterly Distributions described hereunder), the Borrower may declare and pay Quarterly Distributions;
     (c) the Borrower may pay Minimum Quarterly Distributions and Quarterly Distributions within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (b) of this Section 6.06;
     (d) the Borrower and its Subsidiaries may declare and pay dividends and other distributions payable solely in Equity Interests; and
     (e) any Subsidiary may pay dividends, or make other distributions, to the Borrower or to any wholly-owned Subsidiary of the Borrower.
     (dd) Section 6.12 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 6.12. Capital Expenditures. The Borrower will not, or permit any Subsidiary to, make or become legally obligated to make any
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Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year;

Fiscal Year	Amount

2009	$120,000,000
2010	$75,000,000
provided, however; that (i) any amounts of permitted Capital Expenditures not made during any fiscal year may be carried forward and expended during the subsequent fiscal year, (ii) Capital Expenditures in the amount of $18,400,000 that, in accordance with GAAP, have been accrued by the Borrower on its financial statements for the fiscal year ended December 31, 2008 but made in 2009 shall be excluded when calculating the Capital Expenditures made in 2009, and (iii) the limitation on Capital Expenditures set forth above for fiscal year 2010 shall not apply after the Leverage Ratio as of the end of each fiscal quarter for four consecutive four fiscal quarters for the Borrower and its Subsidiaries on a Consolidated basis is less than 4.25 to 1.00. Notwithstanding anything to the contrary contained herein, Capital Expenditures made with Excess Proceeds shall be excluded from the calculation of aggregate Capital Expenditures permitted hereunder for any fiscal year.
     (ee) Section 6.13 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 6.13. Interest Charge Coverage Ratio. The Borrower shall not, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio for the Borrower and its Subsidiaries on a Consolidated basis to be less than the ratio set forth below opposite such period:

Minimum Interest
Period Ending	Charge Coverage Ratio
March 31, 2009	1.75 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.30 to 1.00
December 31, 2009	1.15 to 1.00
March 31, 2010	1.25 to 1.00
June 30, 2010	1.50 to 1.00
September 30, 2010 and December 31, 2010	1.75 to 1.00
March 31, 2011 and thereafter	2.50 to 1.00
     (ff) Section 6.14 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 6.14. Leverage Ratio. The Borrower shall not, as of the end of any fiscal quarter, permit the Leverage Ratio for the Borrower and
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 27

its Subsidiaries on a Consolidated basis to be greater than the ratio set forth below opposite such period:

Period Ending	Maximum Leverage Ratio
March 31, 2009	7.25 to 1.00
June 30, 2009 and September 30, 2009	8.25 to 1.00
December 31, 2009	8.50 to 1.00
March 31, 2010	8.00 to 1.00
June 30, 2010	6.65 to 1.00
September 30, 2010	5.25 to 1.00
December 31, 2010	5.00 to 1.00
March 31, 2011 and thereafter	4.50 to 1.00
     (gg) Section 6.17 of the Credit Agreement is hereby restated in its entirety as follows:
     The Borrower may not make any optional or scheduled payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) in respect of the Private Notes prior to the Termination Date, other than scheduled principal payments (including, but not limited to, mandatory prepayments) and optional prepayments made in connection with the Noteholder Leverage Fee. The Borrower will not amend, supplement or otherwise modify any term of the Note Agreement without the prior written consent of the Majority Banks, which consent will not be unreasonably withheld, which amendment, supplement or modification would have the effect of (i) increasing the outstanding principal amount of the Note Obligations over $480,000,000, (ii) increasing the rate of interest except with respect to imposing the default rate as provided for in the Note Agreement on the date hereof or any fees charged on the Note Obligations, (iii) adding any affirmative covenant, negative covenant or event of default; (iv) changing any affirmative covenant, negative covenant or event of default, or any definition used therein, if such change is adverse to the Borrower; or (v) making any other change materially adverse to the interests of the Banks.
     (hh) Section 6.21 of the Credit Agreement is hereby added in its entirety to read as follows:
     Section 6.21. Hydrocarbon Hedge Agreements and Interest Rate Contracts. The Borrower shall not and will not permit any Subsidiary to be a party to or in any manner liable on any Hydrocarbon Hedge Agreement or Interest Rate Contract except:
     (a) Hydrocarbon Hedge Agreements with the purpose and effect of hedging prices on Hydrocarbons that are (i) consistent in all material respects with the Borrower’s risk management policies and historical practices and (ii) not speculative in nature.
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 28

     (b) Interest Rate Contracts with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate that are (i) consistent with the Borrower’s risk management policies and historical practices and (ii) not speculative in nature; and
     (c) Except for the Collateral under the Security Documents with respect to the Obligations, no Hydrocarbon Hedge Agreement or Interest Rate Contract maintained with any Bank or any Affiliate of a Bank shall require the Borrower or any Subsidiary to put up money, assets or other security against the event of its nonperformance prior to actual default by the Borrower or any Subsidiary in performing its obligations. No documents evidencing a Hydrocarbon Hedge Agreement or Interest Rate Contract maintained with any Bank or any Affiliate of a Bank shall be amended or modified in any way to advantage a counterparty thereto without amending or modifying all Hydrocarbon Hedge Agreements or Interest Rate Contracts (as applicable) maintained with any Bank or any Affiliate of a Bank to equally advantage such other counterparties.
     (ii) A new paragraph is added to the end of Section 7.06 of the Credit Agreement to read in its entirety as follows:
     Following the application of proceeds pursuant to the first five clauses contained in this Section 7.06, but before any surplus is paid over to the Borrower, the Administrative Agent shall apply proceeds to the ratable payment of all other Obligations which relate to any Cash Management Agreement between the Borrower or any Subsidiary and a Cash Management Bank and which are owing to the Administrative Agent, the Collateral Agent, the Banks and their Affiliates.
     (jj) Section 8.12 of the Credit Agreement is hereby added in its entirety to read as follows:
     Section 8.12. Cash Management Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to those Banks or their Affiliates which are counterparties to any Cash Management Agreement with the Borrower or any of its Subsidiaries and are parties to the Intercreditor Agreement on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Cash Management Agreement that is in effect while such Person or its Affiliate is a Bank, but only while such Person or its Affiliate is a Bank, including any Cash Management Agreements between such Persons in existence prior to the Sixth Amendment Effective Date. No Bank or any Affiliate of a Bank shall have any voting rights under any
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 29

Credit Document as a result of the existence of obligations owed to it under any such Cash Management Agreements.
     (kk) Section 9.18 of the Credit Agreement is hereby restated in its entirety as follows:
     Section 9.18. [Intentionally Omitted]
     (ll) Exhibit B to the Credit Agreement is hereby substituted with the Exhibit B attached hereto for all purposes under the Credit Agreement and any reference to Exhibit B in the Credit Documents shall refer to the Exhibit B attached hereto.
     Section 2. Consent. The Banks executing this Amendment hereby consent to the execution of the Letter Amendment No. 4 to Amended and Restated Note Purchase Agreement among the Borrower, the Guarantors and the holders of the Note Obligations party thereto in substantially the form of Exhibit A attached hereto. Such consent is limited to the extent described herein and shall not be construed as a consent to any other amendment or modification of the Note Agreement or any document otherwise related thereto that is otherwise prohibited by the terms of the Credit Agreement, the Intercreditor Agreement or any other Credit Document.
     Section 3. Conditions Precedent. This Amendment shall become effective as of the date first set forth above upon the satisfaction of the following conditions precedent:
     (a) The Administrative Agent shall have received each of the following:
     (1) this Amendment, duly executed by the Borrower, the Majority Banks, the Administrative Agent and the Collateral Agent;
     (2) the acknowledgment attached to this Amendment, duly executed by each Guarantor;
     (3) an executed copy of the Letter Amendment No. 4 to Amended and Restated Note Purchase Agreement on terms and conditions reasonably satisfactory to the Majority Banks, including but not limited to the consent of the Required Holders of this Amendment (as such term is defined in the Note Agreement);
     (4) an executed copy of an amendment to the Intercreditor Agreement;
     (5) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Credit Documents to which the Borrower and such Guarantor is a party or is to be a party;
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 30

     (6) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each Guarantor is duly organized or formed, and that the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business;
     (7) the Administrative Agent shall have received payment or evidence of payment of (i) all reasonable fees and expenses owed by the Borrower to the Administrative Agent including, without limitation, the reasonable fees and expenses of Winstead PC, counsel to the Administrative Agent and FTI Consulting, Inc., advisor to the Administrative Agent; and (ii) all other fees agreed to be paid by the Borrower;
     (8) the Administrative Agent shall have received for the account of each Bank executing this Amendment an amendment fee equal to 0.50% multiplied by such Bank’s Commitment;
     (9) the Administrative Agent shall have received a completed and duly executed Perfection Certificate (the “Perfection Certificate”) in form and substance reasonably satisfactory to the Administrative Agent; and
     (10) the Administrative Agent shall have received such other documents, instruments and certificates as reasonably requested by the Administrative Agent and the Banks.
     (b) The representations and warranties set forth in Section 4 of this Amendment shall be true and correct on and as of the date hereof.
     Section 4. Representations and Warranties. The Borrower represents and warrants to the Banks, the Administrative Agent and the Collateral Agent as set forth below:
     (a) The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s legal powers, have been duly authorized by all necessary partnership action and do not (i) contravene the Borrower Partnership Agreement, (ii) violate any applicable Governmental Rule, the violation of which could reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument binding on or affecting the Borrower or any Subsidiary or any of their respective properties, the conflict, breach or default of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower, other than Liens permitted by the Credit Agreement.
     (b) No Governmental Action is required for the due execution, delivery or performance by the Borrower of this Amendment.
     (c) Assuming due execution and delivery by the Majority Banks, the Administrative Agent and the Collateral Agent, this Amendment constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 31

with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in any proceeding in law or in equity).
     (d) The execution, delivery and performance of this Amendment do not adversely affect the enforceability of any Lien of the Security Documents.
     (e) The quarterly and annual financial statements most recently delivered to the Banks pursuant to Sections 5.01(c) and (d) of the Credit Agreement fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the Consolidated results of the operations of the Borrower and its Subsidiaries for the respective fiscal periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject to normal year-end audit adjustments and the absence of footnotes in the case of the quarterly financial statements). Since September 30, 2008, no Material Adverse Effect has occurred. The Borrower and its Subsidiaries have no material contingent liabilities except as disclosed in such financial statements or the notes thereto.
     (f) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any Subsidiary before any Governmental Person, referee or arbitrator that could reasonably be expected to have a Material Adverse Effect.
     (g) The representations and warranties made by the Borrower and the Guarantors contained in Article IV of the Credit Agreement and in each of the other Credit Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of such date, other than any such representations or warranties that, by the their terms, refer to a specific date, in which case as of such specific date.
     (h) No event has occurred and is continuing, or would result from the effectiveness of this Amendment, which constitutes a Default.
     (i) As of the date hereof, the Borrower has no (a) Material Subsidiaries other than those listed on Schedule 6(a) and (b) non-Material Subsidiaries other than those listed on Schedule 6(b).
     Section 5. Reference to and Effect on the Credit Agreement.
     (a) On and after the effective date of this Amendment each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 32

     (b) Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all obligations stated to be secured thereby under the Credit Documents.
     (c) Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Bank under any of the Credit Documents or constitute a waiver of any provision of any of the Credit Documents.
     Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of an originally executed counterpart of this Amendment.
     Section 7. Governing Law; Binding Effect. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, and shall be binding upon the Borrower, the Administrative Agent, the Collateral Agent, each Bank and their respective successors and assigns.
     Section 8. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.
     Section 9. Release. As a material part of the consideration for the Administrative Agent and the Banks entering into this Amendment, the Borrower and each Guarantor executing this Amendment (collectively “Releasor”) agree as follows (the “Release Provision”):
     (a) Releasor hereby releases and forever discharges the Administrative Agent and each Bank and the Administrative Agent’s and each Bank’s predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Bank Group”) jointly and severally from any and all claims, counterclaims, demands, damages, suits, actions, and causes of action of any nature whatsoever occurring prior to the date hereof, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, presently possessed, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, presently accrued, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted (“Claims”), which Releasor may have or claim to have against any of Bank Group, in each case to the extent such Claims arose out of or relate to the Credit Agreement or the transactions
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 33

contemplated thereby; except, as to any member of the Bank Group, to the extent that any such Claims results from any of gross negligence or willful misconduct of that member.
     (b) Releasor agrees not to sue any of Bank Group or in any way assist any other person or entity in suing Bank Group with respect to any claim released herein. The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.
     (c) Releasor acknowledges, warrants, and represents to Bank Group that:
     (1) Releasor has read and understands the effect of the Release Provision. Releasor has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasor has read and discussed the Release Provision with Releasor. Before execution of this Amendment, Releasor has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.
     (2) Releasor is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Releasor acknowledges that Bank Group has not made any representation with respect to the Release Provision except as expressly set forth herein.
     (3) Releasor has executed the Release Provision with the understanding that the Banks are relying on it in agreeing to enter into this Agreement and that the Banks would not execute this Amendment unless Releasor executed the Release Provision.
     (4) Releasor is the sole owner of the claims released by the Release Provision, and Releasor has not heretofore conveyed or assigned any interest in any such claims to any other person or entity (other than the conveyance pursuant to the Security Documents)..
     (d) Releasor understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and each Bank to enter into this Amendment.
     (e) It is the express intent of Releasor that the release and discharge set forth in the Release Provision be construed strictly in accordance with its terms.
     (f) If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 34

     THIS WRITTEN AMENDMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of this page blank; signature pages follow]
SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 35

     Executed as of the date first set forth above.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner

By:	Crosstex Energy GP, LLC, its general partner

By:	/s/ Michael Garberding
	Name:	MICHAEL GARBERDING
	Title:	VICE PRESIDENT — FINANCE

SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Page 1

     Each of the undersigned, as guarantors under the Second Amended and Restated Subsidiary Guaranty dated as of November 1, 2005 (the “Guaranty”), hereby (a) consents to this Amendment, and (b) confirms and agrees that the Guaranty is and shall continue to be in full force and effect and is ratified and confirmed in all respects, except that, on and after the effective date of the Amendment each reference in the Guaranty to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or any other expression of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified by this Amendment.

CROSSTEX ENERGY SERVICES, L.P.
By:	Crosstex Operating GP, LLC, its general partner

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

CROSSTEX OPERATING GP, LLC CROSSTEX ENERGY SERVICES GP, LLC CROSSTEX LIG, LLC CROSSTEX TUSCALOOSA, LLC CROSSTEX LIG LIQUIDS, LLC CROSSTEX PROCESSING SERVICES, LLC CROSSTEX PELICAN, LLC
By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Signature Page

CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX MISSISSIPPI PIPELINE, L.P.
CROSSTEX ALABAMA GATHERING SYSTEM, L.P.
CROSSTEX MISSISSIPPI INDUSTRIAL GAS SALES, L.P.
CROSSTEX GULF COAST TRANSMISSION LTD.
CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG GATHERING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX CCNG TRANSMISSION LTD.
CROSSTEX TREATING SERVICES, L.P.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

By:	Crosstex Energy Services GP, LLC, general partner of each above limited partnership

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

SABINE PASS PLANT FACILITY JOINT VENTURE
By:	Crosstex Processing Services, LLC, as general partner, and

By:	Crosstex Pelican, LLC, as general partner

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

SIXTH AMENDMENT TO FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT AND CONSENT — Signature Page

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, a Bank and an Issuing Bank
By:	/s/ Tyler D. Levings
	Name:	Tyler D. Levings
	Title:	Senior Vice President

THE BANK OF NOVA SCOTIA
By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Managing Director

BANK OF SCOTLAND plc, New York Branch
By:	/s/ Karen Weich
	Name:	Karen Weich
	Title:	Vice President

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH
By:	/s/ Yoram Dankner
	Name:	Yoram Dankner
	Title:	Managing Director

By:	/s/ Miriam Trautmann
	Name:	Miriam Trautmann
	Title:	Director

BMO CAPITAL MARKETS FINANCING, INC.
By:	/s/ Tom McGraw
	Name:	Tom McGraw
	Title:	Managing Director

BNP PARIBAS
By:	/s/ Gregory E. George
	Name:	GREGORY E. GEORGE
	Title:	Managing Director

By:	/s/ Larry Robinson
	Name:	Larry Robinson
	Title:	Director

CITIBANK, N.A.
By:	/s/ Amy Pincu
	Name:	Amy Pincu
	Title:	Vice President

COMERICA BANK
By:	/s/ Peter L. Sefzik
	Name:	PETER L. SEFZIK
	Title:	SENIOR VICE PRESIDENT

COMPASS BANK
By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Vice President

COOPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK BA “RABOBANK NEDERLAND” NEW YORK BRANCH
By:	/s/ Jeff P. Geisbauer
	Name:	Jeff P. Geisbauer
	Title:	Vice President

By:	/s/ Rebecca O. Morrow
	Name:	Rebecca O. Morrow
	Title:	Executive Director

FORTIS CAPITAL CORP.
By:	/s/ Darrell Holley
	Name:	Darrell Holley
	Title:	Managing Director

By:	/s/ Casey Lowary
	Name:	Casey Lowary
	Title:	Director

GUARANTY BANK
By:	/s/ Christopher S. Parada
	Name:	Christopher S. Parada
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ John Runger
	Name:	John Runger
	Title:	Managing Director

KEY BANK, N.A.
By:	/s/ Todd Coker
	Name:	Todd Coker
	Title:	AVP

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

NATIONAL CITY BANK
By:	/s/ Tom Gurbach
	Name:	Tom Gurbach
	Title:	Vice President

NATIXIS
By:	/s/ Daniel Payer
	Name:	Daniel Payer
	Title:	Director

By:	/s/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Managing Director

ROYAL BANK OF CANADA
By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

SCOTIABANC INC.
By:	/s/ J. F. Todd
	Name:	J. F. Todd
	Title:	Managing Director

SOCIETE GENERALE
By:	/s/ Stephen W. Warfel
	Name:	Stephen W. Warfel
	Title:	Managing Director

STERLING BANK
By:	/s/ Jeff Forbis
	Name:	Jeff Forbis
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ William Ginn
	Name:	William Ginn
	Title:	General Manager

SUNTRUST BANK
By:	/s/ Janet R. Naifeh
	Name:	Janet R. Naifeh
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Daria Mahoney
	Name:	Daria Mahoney
	Title:	Vice President

SCHEDULE 6(a)
Material Subsidiaries
Crosstex Energy Services, L.P. (DE domestic)
Crosstex Operating GP, LLC (DE domestic)
Crosstex Energy Services GP, LLC (DE domestic)
Crosstex LIG, LLC (LA domestic)
Crosstex Tuscaloosa, LLC (LA domestic)
Crosstex LIG Liquids, LLC (LA domestic)
Crosstex Acquisition Management, L.P. (DE domestic)
Crosstex Mississippi Pipeline, L.P. (DE domestic)
Crosstex Alabama Gathering System, L.P. (DE domestic)
Crosstex Mississippi Industrial Gas Sales, L.P. (DE domestic)
Crosstex Gulf Coast Transmission Ltd. (TX domestic)
Crosstex Gulf Coast Marketing Ltd. (TX domestic)
Crosstex CCNG Gathering Ltd. (TX domestic)
Crosstex CCNG Processing Ltd. (TX domestic)
Crosstex CCNG Transmission Ltd. (TX domestic)
Crosstex Treating Services, L.P. (DE domestic)
Crosstex North Texas Pipeline, L.P. (TX domestic)
Crosstex North Texas Gathering, L.P. (TX domestic)
Crosstex NGL Pipeline, L.P. (TX domestic)
Crosstex NGL Marketing, L.P. (TX domestic)
Crosstex Processing Services, LLC (DE domestic)
Crosstex Pelican, LLC (DE domestic)
Sabine Pass Plant Facility Joint Venture (a TX general partnership)
Schedule 6(a) to Sixth Amendment to Fourth Amended and
Restated Credit Agreement and Consent

SCHEDULE 6(b)
Non-Material Subsidiaries
Crosstex Louisiana Energy, L.P. (Delaware domestic)
LIG Chemical GP, LLC (Delaware domestic)
LIG Chemical, L.P. (Delaware domestic)
LIG Liquids Holdings, L.P. (Delaware domestic)
Crosstex Midstream Services, L.P. (Delaware domestic)
Crosstex Mississippi Gathering, L.P. (Delaware domestic)
Crosstex Louisiana Gathering, LLC (Louisiana domestic)
Schedule 6(b) to Sixth Amendment to Fourth Amended and
Restated Credit Agreement and Consent

EXHIBIT A
Letter Amendment No. 4 to Amended and Restated Note Purchase Agreement
Filed separately with the Commission.
Exhibit A to Sixth Amendment to Fourth Amended and
Restated Credit Agreement and Consent

EXHIBIT B
EXHIBIT B
NOTICE OF BORROWING
____________, 20__
Bank of America, N.A., as Administrative Agent
Mail Code: NC1-001-15-04
One Independence Center
101 N. Tryon St.
Charlotte, NC 28255-0001
Attn: Edwina Champion, Credit Services
Re:	Crosstex Energy
Ladies and Gentlemen:
     The undersigned, Crosstex Energy, L.P., a Delaware limited partnership, refers to the Fourth Amended and Restated Credit Agreement dated as of November 1, 2005 (the “Credit Agreement”) among the undersigned, the Banks referred to therein, Bank of America, N.A., as administrative agent (the “Administrative Agent”) for said Banks, Union Bank of California, N.A. and SunTrust Bank, as co-syndication agents, and Bank of Montreal d/b/a Harris Nesbitt and Wachovia Bank, National Association, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein.
     Pursuant to Section 2.02(a) of the Credit Agreement, the undersigned hereby requests a Borrowing under the Credit Agreement and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”), as required by Section 2.02(a) of the Credit Agreement.
     The Business Day of the Proposed Borrowing is ___, 20_.
     The Proposed Borrowing will be composed of [Reference Rate Advances] [Eurodollar Rate Advances].
     The aggregate amount of the Proposed Borrowing is $_______.
     [The initial Interest Period for the Eurodollar Rate Advances is ___________month[s].]
     The officer of Crosstex Energy GP, LLC, the general partner of the General Partner signing this notice on behalf of the General Partner and the Borrower hereby certifies (as an officer of Crosstex Energy GP, LLC and not in his/her individual capacity) that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:
     the representations and warranties contained in each Credit Document are correct in all material respects, before and after giving effect to the Proposed Borrowing and to
Exhibit B to Sixth Amendment to Fourth Amended and
Restated Credit Agreement and Consent

the application of the proceeds thereof, as though made on and as of such date (other than any such representations and warranties that, by their terms, refer to a specific date, in which case as of such specific date);
     no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds thereof, that constitutes a Default; and
     after giving effect to the receipt of the proceeds of the requested Borrowing, and the anticipated cash receipts and cash uses of the Borrower and its Subsidiaries on the date of the applicable Borrowing and the next Business Day, the aggregate balances in the Cash Management Accounts on the next Business Day shall not be in excess of $25,000,000.

Very truly yours, CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner
By:	Crosstex Energy GP, LLC, its general partner
By:
Name:
Title:

Exhibit B to Sixth Amendment to Fourth Amended and
Restated Credit Agreement and Consent